Exhibit 23.1


                               MALONE & BAILEY, PC



            Consent of Independent Registered Public Accounting Firm


We consent to the use in this Registration Statement of Pacific Gold Corp., on Form SB-2 of our report dated March 23, 2005 for Pacific Gold Corp. appearing in this Registration Statement. We also consent to the reference to us under the heading "Experts."




Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas


May 4, 2005